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EXHIBIT 21.1 LIST OF SUBSIDIARIES

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LIST OF SUBIDIARIES

INVESTMENT IN                 LOCATION               OWNED BY            PERCENT OF OWNERSHIP
---------------               --------           ------------------      --------------------
GUESS? Retail, Inc.          United States         Guess ?, Inc.                 100%
GUESS? Licensing, Inc.       United States         Guess ?, Inc.                 100%
GUESS? Europe, BV             Netherlands          Guess ?, Inc.                 100%
Ranche Ltd.                    Hong Kong         GUESS? Europe, BV               100%
Guess.com, Inc.              United States         Guess ?, Inc.                 100%
Baby GUESS? Inc.             United States         Guess ?, Inc.                 100%
Guess Italia,S.r.l.              Italy           GUESS? Europe, BV               100%
GUESS? Canada Corporation    United States         Guess ?, Inc.                 60%
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